Exhibit 99.2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

IPC Healthcare, Inc.

We have audited the accompanying consolidated balance sheets of IPC Healthcare, Inc. (the “Company”) as of December 31, 2014 and 2013 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2014. Our audits also included the financial statement schedule listed in the index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IPC Healthcare, Inc. at December 31, 2014 and 2013 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), IPC Healthcare, Inc.’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 23, 2015 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Los Angeles, California

February 23, 2015

IPC Healthcare, Inc.

Consolidated Balance Sheets

(dollars in thousands, except for share data)

	As of December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$14,913	$25,010
Accounts receivable, net	122,092	103,585
Insurance receivable for malpractice claims—current portion	12,564	11,653
Prepaid expenses and other current assets	20,876	19,378

Total current assets	170,445	159,626
Property and equipment, net	8,798	6,343
Goodwill	408,988	357,387
Other intangible assets, net	4,957	5,857
Insurance receivable for malpractice claims—less current portion	21,574	20,599

Total assets	$614,762	$549,812

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$8,388	$5,486
Accrued compensation	40,907	35,639
Payable for practice acquisitions, current portion	35,411	32,430
Medical malpractice and self-insurance reserves, current portion	13,079	12,211
Deferred tax liabilities, current portion	584	969

Total current liabilities	98,369	86,735
Long-term debt	80,000	90,000
Medical malpractice and self-insurance reserves, less current portion	47,239	44,044
Payable for practice acquisitions, less current portion	9,500	8,289
Deferred tax liabilities, less current portion	11,737	5,762

Total liabilities	246,845	234,830
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 17,242,209 and 17,015,580 shares issued and outstanding at December 31, 2014 and 2013, respectively	17	17
Additional paid-in capital	181,841	167,926
Retained earnings	186,059	147,039

Total stockholders’ equity	367,917	314,982

Total liabilities and stockholders’ equity	$614,762	$549,812

The accompanying notes are an integral part of these consolidated financial statements.

IPC Healthcare, Inc.

Consolidated Statements of Income

(dollars in thousands, except for per share data)

	Years Ended December 31,
	2014	2013	2012
Net revenue	$693,985	$609,517	$523,485
Operating expenses:
Cost of services—physician practice salaries, benefits and other	507,205	444,224	382,934
General and administrative	114,158	98,725	83,679
Net change in fair value of contingent consideration	2,252	(5,733)	324
Depreciation and amortization	5,381	4,681	3,911

Total operating expenses	628,996	541,897	470,848

Income from operations	64,989	67,620	52,637
Investment income	5	13	14
Interest expense	(1,328)	(540)	(337)

Income before income taxes	63,666	67,093	52,314
Income tax provision	24,646	25,697	19,728

Net income	$39,020	$41,396	$32,586

Net income per share:
Basic	$2.28	$2.46	$1.97

Diluted	$2.21	$2.39	$1.92

The accompanying notes are an integral part of these consolidated financial statements.

IPC Healthcare, Inc.

Consolidated Statements of Stockholders’ Equity

(dollars in thousands)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Total
	Shares	Amount
Balance at December 31, 2011	16,474,988	$16	$139,579	$73,057	$212,652
Issuance of common stock	219,227	1	3,859	—	3,860
Stock-based compensation expense	—	—	6,344	—	6,344
Excess tax benefits from stock-based compensation	—	—	988	—	988
Tax deficiency and stock forfeiture related to stock-based compensation	—	—	(59)	—	(59)
Net income	—	—	—	32,586	32,586

Balance at December 31, 2012	16,694,215	17	150,711	105,643	256,371
Issuance of common stock	321,365	—	7,429	—	7,429
Stock-based compensation expense	—	—	7,355	—	7,355
Excess tax benefits from stock-based compensation	—	—	2,609	—	2,609
Tax deficiency and stock forfeiture related to stock-based compensation	—	—	(178)	—	(178)
Net income	—	—	—	41,396	41,396

Balance at December 31, 2013	17,015,580	17	167,926	147,039	314,982
Issuance of common stock	226,629	—	5,068	—	5,068
Stock-based compensation expense	—	—	8,282	—	8,282
Excess tax benefits from stock-based compensation	—	—	953	—	953
Tax deficiency and stock forfeiture related to stock-based compensation	—	—	(388)	—	(388)
Net income	—	—	—	39,020	39,020

Balance at December 31, 2014	17,242,209	$17	$181,841	$186,059	$367,917

The accompanying notes are an integral part of these consolidated financial statements.

IPC Healthcare, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

	Years Ended December 31,
	2014	2013	2012
Operating activities
Net income	$39,020	$41,396	$32,586
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,381	4,681	3,911
Stock-based compensation expense	8,282	7,355	6,344
Deferred income taxes	5,202	5,297	1,969
Changes in assets and liabilities:
Accounts receivable	(18,507)	(23,973)	(11,602)
Prepaid expenses and other current assets	(1,498)	(2,094)	(4,145)
Accounts payable and accrued expenses	2,439	1,229	295
Accrued compensation	5,268	6,455	6,975
Medical malpractice and self-insurance reserves, net	2,177	2,525	3,171
Accrued contingent consideration	(122)	(6,075)	324

Net cash provided by operating activities	47,642	36,796	39,828

Investing activities
Acquisitions of physician practices	(47,924)	(104,127)	(62,605)
Purchase of property and equipment	(5,836)	(3,911)	(3,609)

Net cash used in investing activities	(53,760)	(108,038)	(66,214)

Financing activities
Proceeds from long-term debt	15,000	105,000	35,000
Repayments of long-term debt	(25,000)	(35,000)	(15,000)
Net proceeds from issuance of common stock	5,068	7,429	3,860
Excess tax benefits from stock-based compensation	953	2,609	988

Net cash (used in) provided by financing activities	(3,979)	80,038	24,848

Net (decrease) increase in cash and cash equivalents	(10,097)	8,796	(1,538)
Cash and cash equivalents, beginning of period	25,010	16,214	17,752

Cash and cash equivalents, end of period	$14,913	$25,010	$16,214

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$1,336	$513	$251

Income taxes	$19,081	$17,227	$17,805

Acquisitions of physician practices consisted of the following:
Acquired assets, net of assumed liabilities—goodwill, intangible and other	$52,238	$121,883	$67,595
Increase in payable for practice acquisitions, excluding change in fair value of accrued contingent consideration	(4,314)	(17,756)	(4,990)

Net cash paid for acquisitions	$47,924	$104,127	$62,605

The accompanying notes are an integral part of these consolidated financial statements.

IPC HEALTHCARE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

Note 1. Operations and Significant Accounting Policies

Business

IPC Healthcare, Inc. and its subsidiaries (the “Company,” “IPC,” “we,” “us,” and “our”) is a national physician group practice company that operates and manages full-time acute hospitalist and post-acute physician practices. Hospitalists focus on a patient’s care from the time of admission to discharge, working in close consultation with primary care physicians, other referring physicians and medical providers to coordinate the inpatient care delivery system and together with our post-acute clinicians manage the entire inpatient episode of care. Our affiliated clinicians practice in inpatient facilities, including acute care hospitals, long-term acute care facilities, specialty hospitals, psychiatric facilities and post-acute care facilities. The physicians are primarily full-time employees of our subsidiaries or consolidated Professional Medical Corporations, although part-time and temporary physicians are also employed or contracted on an as-needed basis. Also, unless otherwise expressly stated or the context otherwise requires, “our affiliated clinicians” refer to physicians, nurse practitioners and physician assistants employed or contracted by either our wholly-owned subsidiaries or our Professional Medical Corporations. References to “practices” or “practice groups” refer to our Professional Medical Corporations and the wholly-owned subsidiaries of IPC that provide medical services, unless otherwise expressly stated or the context otherwise requires.

Principles of Consolidation

Our consolidated financial statements include the accounts of IPC Healthcare, Inc. and its wholly owned subsidiaries and our affiliated professional medical corporations, also called “affiliated professional organizations”, which we manage under long-term management agreements. Some states have laws that prohibit business entities, such as IPC, from practicing medicine, employing physicians to practice medicine, exercising control over medical decisions by physicians (collectively known as the corporate practice of medicine), or engaging in certain arrangements with physicians, such as fee-splitting. In states that have these restrictions, we operate by maintaining long-term management contracts with affiliated professional organizations, which are each owned and operated by physicians, and which employ or contract with additional clinicians to provide hospitalist and post-acute care services. Under the management agreements, we provide and perform all non-medical management and administrative services, including financial management, information systems, marketing, risk management and administrative support. The management agreements have an initial term of 20 years and are automatically renewable for successive 10-year periods unless terminated by either party for cause. The management agreements are not terminable by the Professional Medical Corporations, except in the case of gross negligence, fraud, or other illegal acts by us, or bankruptcy of IPC.

Through the management agreements and our relationship with the stockholders of the Professional Medical Corporations, we have exclusive authority over all non-medical decision making related to the ongoing business operations of the Professional Medical Corporations. Further, our rights under the management agreements are unilaterally salable or transferable. Based on the provisions of the agreements, we have determined that the Professional Medical Corporations are variable interest entities (VIE’s), and that we are the primary beneficiary because we have controls over the operations of these VIE’s, provide full financial and management support to them, and take all residual benefits and bear all residual losses from their operations. Consequently, we consolidate the revenue and expenses of the Professional Medical Corporations from the date of execution of the agreements. All intercompany balances and transactions have been eliminated in consolidation.

Segment Reporting

In accordance with U.S. generally accepted accounting principles (GAAP), the results of our operations are consolidated into a single reportable segment for purposes of presenting financial information.

Revenue

Net revenue consists of fees for medical services provided by our affiliated clinicians under fee-for-service, case rate and other professional fee arrangements with various payors including Medicare, Medicaid, managed care organizations, insurance companies and hospitals. For the years ended December 31, total patient volume consisted of the following percentage from Medicare and Medicaid programs:

	2014	2013	2012
Medicare and Medicaid patients	54%	53%	52%

Net revenue is reported in the period in which services are provided at amounts expected to be collected, which excludes contractual discounts and an estimate of uncollectible accounts. The process of estimating the ultimate amount of revenue to be collected is highly subjective and requires the application of our judgment based on many factors, including contractual reimbursement rates, payor mix, age of receivables, historical cash collection experience and other relevant information. We write off uncollectible accounts receivable from our billing system after reasonable collection efforts have been exhausted. The following amounts, which are excluded from our net revenues, represent an estimate of uncollectible patient copayments and deductible accounts related to patient services during the years ended December 31 (in thousands):

	2014	2013	2012
Uncollectible accounts excluded from net revenue	$16,851	$15,274	$14,611

Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions of the fair value of certain reported amounts of assets, liabilities, revenues and expenses at the date and for the periods that the financial statements are prepared. Significant estimates include the estimated net realizable value of accounts receivable, medical malpractice insurance receivable and payable for known claims, liabilities for claims incurred but not reported (IBNR) related to medical malpractice, fair value of contingent consideration related to business combinations and the analysis of goodwill for impairment.

The process of estimating these assets and liabilities involves judgment decisions, which are subject to an inherent degree of uncertainty. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Our consolidated balance sheets as of December 31, 2014 and 2013 included the following financial instruments: cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, payable for practice acquisitions and long-term debt. We consider the carrying amounts of cash and cash equivalents, accounts receivable and accounts payable and accrued liabilities to approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization. The carrying amount of our long-term debt borrowed from our line of credit in December 2014 approximated its fair value at December 31, 2014. Pursuant to GAAP, we determine the fair value of our long-term borrowing using inputs that can be corroborated by observable market data, which is defined as a Level 2 input under GAAP’s fair value hierarchy.

Our payable for practice acquisitions consisted of accrued contingent consideration for practice acquisitions, which is carried at fair value determined using the income approach with unobservable inputs defined as Level 3 inputs under GAAP. See Note 3 for more information.

Cash and Cash Equivalents

Our cash and cash equivalents consist of bank deposits, money market accounts and short-term securities with maturities of three months or less.

Accounts Receivable and Concentrations of Credit Risk

Accounts receivable primarily consists of amounts due from third-party payors, including government sponsored Medicare and Medicaid programs, and insurance companies, and amounts due from hospitals, post-acute care facilities and patients. Accounts receivable are recorded and stated at the amount expected to be collected. The following amounts which are excluded from our accounts receivable, represent an estimate of uncollectible accounts at December 31 (in thousands):

	2014	2013
Allowance for uncollectible accounts	$6,067	$6,510

Except with respect to the Medicare and Medicaid programs, concentrations of credit risk, which consist primarily of accounts receivable, is limited due to the large number of payors comprising our diverse payor mix and patient base. Geographically, approximately 57%, 59% and 60% of our net revenue in 2014, 2013 and 2012, respectively, was generated by our operations in five states. For 2014 the five states are Arizona, Florida, Massachusetts, Michigan, and Texas. For 2013 and 2012, the five states are Arizona, Florida, Michigan, Missouri and Texas. As of December 31, accounts receivable from Medicare and Medicaid made up the following percentage of total net accounts receivable:

	2014	2013
Percentage of receivables from Medicare and Medicaid	54%	43%

Property and Equipment

Property and equipment are stated on the basis of cost or fair value on the date of practice acquisition. Repairs and maintenance are charged to expense as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. The depreciable life is generally three years for equipment and software, seven years for furniture, and the lesser of the useful life or lease period for leasehold improvements. At December 31, property and equipment consisted of the following (in thousands):

	2014	2013
Furniture	$3,057	$2,803
Computer equipment and software	24,154	19,685
Office equipment	2,214	1,925
Leasehold improvements	2,375	1,087

	31,800	25,500
Less: Accumulated depreciation and amortization	(23,002)	(19,157)

	$8,798	$6,343

For the years ended December 31, the following amounts were included in total depreciation and amortization expense (in thousands):

	2014	2013	2012
Depreciation of property and equipment	$3,844	$3,377	$2,968

Goodwill and Other Intangible Assets

We record acquired assets and liabilities and any contingent consideration at their acquisition-date fair values, and expense all transaction related costs under the acquisition method of accounting. Goodwill represents the excess of cost over the fair value of the net assets acquired. Other intangible assets primarily represent the fair value of hospital service contract agreements and non-compete agreements acquired in connection with certain asset purchase agreements. Goodwill and other indefinite-lived intangible assets are not amortized. Separable identified intangible assets that have finite lives are amortized over their useful lives.

In addition to the initial consideration paid at the close of each business combination, the asset purchase agreements for certain completed practice acquisitions provide for additional future consideration to be paid, which is generally based upon the achievement of certain operating results of the acquired practices or the occurrence of certain events as of certain measurement dates. Pursuant to GAAP, the estimated fair value of contingent consideration is accrued at the acquisition-date. Subsequent changes, if any, to the estimated fair value of contingent consideration are recognized as part of on-going operations.

We test goodwill for impairment on an annual basis as of October 1 of each year, as well as when events or changes in business conditions indicate that the carrying amount of goodwill may not be recoverable, at the entity level since we have only one reporting unit pursuant to GAAP. The testing for impairment is completed using a two-step test. The first step compares the fair value of our Company with its carrying amount. The fair value of our Company is derived using the market-multiple valuation approach, which is based on our peer group’s market capitalization computed using publicly available market quotes. The fair value from the market-multiple approach is used to derive the fair value of our Company. If the fair value of our Company is less than its carrying amount, a second step is performed to determine the amount of any impairment loss. We review our finite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During 2014, 2013 and 2012, no impairment indicators were present and no impairment was recognized.

	2014	2013	2012
Goodwill impairment	—	—	—

The changes in the carrying amount of goodwill for the years ended December 31, 2014 and 2013 are as follows (in thousands):

	2014	2013
Goodwill—beginning balance at January 1	$357,387	$240,009
Goodwill acquired during year	53,462	119,437
Goodwill adjustment for prior year transactions	(1,861)	(2,059)

Goodwill—ending balance at December 31	$408,988	$357,387

At December 31, other intangible assets consist of the following (in thousands):

	2014	2013
Non-compete agreements	$2,338	$2,126
Hospital and post-acute care facility contracts	10,513	10,088
Trade name	70	70

	12,921	12,284
Less: Accumulated amortization	(7,964)	(6,427)

	$4,957	$5,857

For the years ended December 31, the following amortization of other intangible assets was included in total depreciation and amortization expenses (in thousands):

	2014	2013	2012
Amortization of other intangible assets	$1,537	$1,304	$943

Other intangible assets are being amortized over their estimated useful lives which range from three to six years and have a weighted average remaining useful life of 3.5 years at December 31, 2014. Future estimated aggregate amortization expenses are as follows (in thousands):

2015	$1,160
2016	933
2017	688
2018	469
2019	469
Thereafter	1,238

$4,957

Medical Malpractice Liability Insurance

We maintain medical malpractice insurance coverage that indemnifies us and our employed health-care professionals on a claims-made basis. Our claims-made coverage covers those claims reported during the policy period, which ends December 31 of each year, on a first dollar coverage up to our policy limits on new claims reported during the policy period. In December 2014, we renewed our annual professional liability insurance policy for 2015 effective January 1, 2015 under the same terms as our 2014 policy. We expect to be able to continue to obtain coverage in future years; however, there can be no assurance that we will obtain substantially similar coverage as is provided under the 2015 policy at acceptable costs and on favorable terms upon expiration.

We record our medical malpractice reserves, on an undiscounted basis, for claims incurred and reported and claims incurred but not reported during the policy period, based on actuarial loss projections using historical loss patterns. For claims incurred and reported, an insurance receivable from our carrier has been recorded pursuant to GAAP.

Total accrued medical malpractice reserves and related insurance receivables at December 31 were as follows (in thousands):

	2014				2013
	Assets	Liabilities			Assets	Liabilities
	Insurance Receivable	Claims Reserve	IBNR Reserve	Total Liabilities	Insurance Receivable	Claims Reserve	IBNR Reserve	Total Liabilities
Current Portion	$12,564	$12,564	515	13,079	$11,653	$11,653	558	12,211
Long-term Portion	21,574	21,574	25,665	47,239	20,599	20,599	23,445	44,044

Total	$34,138	$34,138	26,180	60,318	$32,252	$32,252	24,003	56,255

New Accounting Principles

In May 2014, the Financial Accounting Standard Board issued a GAAP update “Revenue from Contracts with Customers”. This GAAP update requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects what it expects in exchange for the goods or services. This GAAP update also requires more detailed disclosures to enable users of the financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The GAAP update is effective for fiscal years (and interim reporting periods within fiscal years) beginning after December 15, 2016. We are currently evaluating the impact of the GAAP update on our consolidated financial position, results of operations and cash flows.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Note 2. Business Acquisitions

For practice acquisitions, we recognize all of the assets acquired, liabilities assumed and any contingent consideration at the acquisition-date fair value and expense all transaction related costs.

During 2014, we completed the acquisition of 22 physician practices. In connection with these acquisitions, we recorded goodwill and other identifiable intangible assets consisting of physician, and hospital and post-acute care facility agreements. Goodwill represents the potential business synergy from the combined operations of our existing and acquired practices through an expanded national network of providers, improved managed care contracting, improved collections, identification of growth initiatives and cost savings based upon the significant infrastructure we have developed. Amounts recorded as goodwill and identifiable intangible assets are not amortizable for GAAP financial reporting purpose but are amortized for tax purposes over 15 years.

In addition to the initial consideration paid at the close of each transaction, the asset purchase agreements for 21 of the 22 acquisitions completed during 2014 provide for contingent consideration to be paid, which is generally based upon the achievement of certain operating results of the acquired practices or the acquisition of certain other physician practices as of certain measurement dates. These additional payments are not contingent upon the future employment of the sellers. The estimated fair value of contingent consideration related to transactions is recognized at the acquisition-date. Subsequent changes, if any, to the estimated fair value of contingent consideration are recognized as part of on-going operations. In 2014, the net increase in the fair value of contingent consideration was $2.3 million. The contingent consideration for seven acquisitions completed during the three months ended December 31, 2014 was recorded on a provisional basis pending completion of the valuation studies as of the acquisition dates.

We estimate the fair value of contingent consideration to be paid based on discounted projected earnings of the acquired practices as of certain measurement dates. The discount rate that we use consists of a risk-free U.S. Treasury bond yield plus a Company specific credit spread which we believe is acceptable by willing market participants.

The following table summarizes the total amounts recorded during the years ended December 31, related to the acquisition of physician practices (in thousands):

	2014	2013
Acquired assets, net of assumed liabilities—paid and accrued:
Goodwill—current year transactions	$53,462	$119,437
Other intangible assets	637	5,028
Fixed assets	—	46

Total acquired assets—current year	54,099	124,511
Assumed accrued compensation liabilities	—	(569)
Goodwill—adjustment for prior year transactions	(1,861)	(2,059)

	52,238	121,883

Cash paid for acquisitions:
Current year transactions	(30,250)	(91,322)
Contingent consideration	(17,674)	(12,601)
Other—prior year transactions	—	(204)

Total cash paid for acquisitions	(47,924)	(104,127)

Change in accrued contingent consideration	(122)	(6,075)

Net change in payable for practice acquisitions	4,192	11,681
Payable for practice acquisitions, beginning of period	40,719	29,038

Payable for practice acquisitions, end of period	$44,911	$40,719

During the fourth quarter of 2013, we acquired eight practices and in addition to the closing payments, we recorded accrued contingent consideration on a provisional basis pending completion of the valuation studies as of the acquisition date. The valuation studies were completed in 2014, resulting in a reduction of $1,861,000 of the accrued contingent consideration and the corresponding reduction to goodwill, which was recorded in 2014 as an adjustment for prior year transactions.

Note 3. Fair Value Measurement

Some of our assets and liabilities are measured and recorded at fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The established fair value hierarchy distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (Levels 1 and 2) and the reporting entity’s own assumptions about market participant assumptions (Level 3). This hierarchy is used to measure fair value as follows:

•	Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities.

•	Level 2 inputs include quoted prices for similar assets and liabilities in active markets; quoted prices in markets that are not active; and other inputs that are observable or can be corroborated by observable market data for the asset or liability.

•	Level 3 inputs are unobservable inputs for the asset or liability that are supported by little or no market activity.

The following table presents our liabilities measured at fair value on a recurring basis as of December 31, 2014 and 2013 (in thousands):

Accrued contingent consideration (included in payable for practice acquisitions)	Quoted Price In Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Balance
2014	$—	$—	$44,911	$44,911

2013	$—	$—	$40,719	$40,719

The following table presents a reconciliation for our liabilities measured at fair value on a recurring basis using significant unobservable inputs (level 3) for the years ended December 31, 2014 and 2013 (dollars in thousands):

Accrued contingent consideration	2014	2013
Beginning balance	$40,719	$28,834
Addition through acquisition transactions	23,849	32,620
Adjustment for prior year transactions	(1,861)	(2,059)
Change in accrued contingent consideration	(122)	(6,075)
Payments	(17,674)	(12,601)

Ending balance	$44,911	$40,719

The fair value of our accrued contingent consideration is determined using widely accepted valuation techniques, which include the income approach for estimating future consideration to be paid based on projected earnings of our acquired practices as of specified measurement dates. The income approach involves the use of a probability-weighted discounted cash flow model based on significant inputs not observable in the market. The significant inputs include a discount rate of 1.33% to 2.40%, and 10% to 100% probability of achieving the estimated projected earnings or the achievement of certain other objectives.

Because our accrued contingent consideration is generally based on a certain multiple of earnings of the acquired practices during a specified measurement period, a relatively small change in such projected earnings may result in a material change to the fair value of such contingent consideration liability with a corresponding adjustment to income from operations. We reassess our projected earnings and the related fair value of our accrued contingent consideration for practice acquisitions on a quarterly basis.

Note 4. Debt

On October 23, 2013, we executed an amendment to our Credit Facility, which provides a revolving line of credit of $125.0 million and contains an “accordion” feature that allows an increase of up to $25.0 million to the Credit Facility with lender approval. The Credit Facility has a maturity date of August 4, 2016 and is available for working capital, practice acquisitions, capital expenditures and general business expenses. As of December 31, 2014, we had borrowings of $80.0 million and letters of credit of $0.3 million outstanding, and $44.7 million available under the Credit Facility.

The revolving line of credit is limited by a formula based on a certain multiple times the trailing twelve months of earnings before interest, taxes, depreciation, amortization and certain non-cash items. Interest rate options for each borrowing under the Credit Facility, to be selected by us at the time of each borrowing, include either LIBOR plus 0.75% to 1.75%, or the lender’s prime rate plus 0% to 0.75%, both based on a leverage ratio. We pay an unused commitment fee equal to 0.25% per annum on the difference between the revolving line capacity and the average balance outstanding during the year. Outstanding amounts advanced to us under the revolving line of credit are repayable on or before the maturity date.

The amended Credit Facility is guaranteed by our subsidiaries and affiliated Professional Medical Corporations and limited liability companies, and is secured by substantially all of our and our guarantors’ tangible and intangible assets. The Credit Facility includes various customary financial covenants and restrictions, as well as customary remedies for our lenders following an event of default. As of December 31, 2014, we were in compliance with such financial covenants and restrictions.

Interest costs and unused commitment fees related to our debt and Credit Facility for the years ended December 31 are comprised of the following (in thousands):

	2014	2013	2012
Interest expense	$1,208	$391	$153
Unused commitment fees	120	149	184

Total interest expense	$1,328	$540	$337

Note 5. Income Taxes

The following table represents the current and deferred income tax provision for federal and state income taxes attributable to operations (in thousands):

	2014	2013	2012
Current:
Federal	$17,382	$18,178	$15,388
State	2,031	2,222	2,312

Total current(1)	19,413	20,400	17,700
Deferred:
Federal	3,856	4,322	1,997
State	1,377	975	31

Total deferred	5,233	5,297	2,028

Total provision	$24,646	$25,697	$19,728

(1) Current tax provision excludes tax benefit from stock compensation recorded to additional paid-in capital in the amount of:	$(953)	$(2,609)	$(988)

A reconciliation of the provision for income taxes compared with U.S. statutory tax rates for the years ended December 31 is shown below:

	2014	2013	2012
Statutory federal tax provision	35.00%	35.00%	35.00%
Increase (decrease) in taxes resulting from:
State tax net of federal benefit	3.48%	3.10%	2.91%
Change in valuation allowance	(0.16)%	0.05%	(0.22)%
Permanent differences and other	0.39%	0.15%	0.01%
Recognition of tax benefits for uncertain positions	—%	—%	—%

Income tax provision	38.71%	38.30%	37.70%

In 2014, there was an increase in the overall effective tax rate primarily related to a discrete deferred tax asset valuation adjustment pertaining to the realization of certain state tax credits. In 2013, there was an increase in the overall effective tax rate primarily due to a change in state tax laws in November 2012.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At December 31, the significant components of our deferred tax assets and liabilities consisted of the following (in thousands):

	2014	2013
Deferred tax assets:
Net operating loss (NOL) carryforwards	$581	$575
Allowance for uncollectible accounts	2,387	2,562
Compensation accruals	1,779	1,564
Accrued IBNR claims	10,302	9,445
Stock-based compensation	8,102	6,611
State taxes and credits	5,002	3,604
Other	710	492

Total deferred tax assets	28,863	24,853
Less: Valuation allowance	(4,445)	(2,746)

Deferred tax assets, net	24,418	22,107
Deferred tax liabilities:
Prepaid insurance	(5,596)	(5,349)
Depreciation and amortization	(31,143)	(23,489)

Total deferred tax liabilities	(36,739)	(28,838)

Total net deferred tax liability	$(12,321)	$(6,731)

We evaluate the recoverability of our deferred tax assets based on operations. The Company evaluated the positive and negative evidence related to their ability to utilize certain state credit carry forwards and concluded it is not more likely than not the credits will be fully utilized. California passed a tax law change in November, 2012 that reduced the Company’s annual credit utilization. Given this law change and considering all other available information, a partial valuation allowance of $4,199,000 was determined to be necessary. In addition, there is a valuation allowance related to consolidated Professional Medical Corporations that file separate tax returns for which the realization of the deferred tax asset is not more likely than not to be utilized. There is a net deferred tax liability at December 31, 2014 due to an increase in tax amortization of goodwill which has an indefinite reversal pattern.

As of December 31, 2014 we have federal NOL carryforwards of $1,451,000 which begin to expire in 2019, and state NOL carryforwards of $1,663,000, which begin to expire in 2020. Federal NOLs of $390,000 incurred before 2000 are subject to an annual change of ownership limitation of approximately $195,000 per Internal Revenue Code Section 382 and applicable state statutes, which may limit our ability to utilize a portion of these losses.

As of December 31, 2014 we have state credit carryforwards of $4,307,000 which will begin to expire on December 31, 2024. A partial valuation allowance of approximately $4,199,000 has been recorded against these credits due to the uncertainty of utilization.

At December 31, 2014 we had no gross unrecognized tax benefits (UTB).

Our accounting policy is to include interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2014 we did not have any accrued interest and penalties related to uncertain tax positions.

The tax years 2009 to 2013 remain open to examination by the major taxing jurisdictions to which we are subject. The statute of limitations for tax years 1999 to 2008 has expired, except that the tax year 1999 is subject to adjustment of net operating losses by the Internal Revenue Service. We are subject to taxation in the United States and various state jurisdictions. The Company is currently subject to one state tax examination for the tax year of 2009. The outcome of such examination cannot be predicted with certainty; however, we believe that the ultimate resolution will not have a material effect on our financial position, results of operations, or cash flows.

Note 6. Defined Contribution Plan

Substantially all of our employees are eligible to participate in the IPC Healthcare, Inc. 401(k) Plan (the Plan). According to the Plan, we contribute half of the participant’s contributions when they are no greater than 7% of the participant’s annual compensation. The vesting period of our contribution is one year. After 60 days following an employee’s date of hire, all new-hires are automatically enrolled in the Plan. Employees that are automatically enrolled have 60 days to opt out of the Plan and to receive a refund of any contributions made in that period. We fund contributions as accrued. For the years ended December 31, expense recognized in connection with our contributions was (in thousands):

	2014	2013	2012
Employer contribution to defined contribution plan	$9,941	$8,728	$7,484

Note 7. Stock-Based Compensation

At December 31, 2014, we had a stock-based employee compensation program, for which we had reserved a total of 4,943,170 common shares for issuance. Under our 2012 Equity Participation Plan (Equity Plan), which was approved by our stockholders on June 7, 2012, a total of 1,422,130 shares of our common stock were available for issuance and no new awards will be issued under any previous equity participation plans. As of December 31, 2014, there were 915,145 shares of our common stock available for future grants under our Equity Plan, which included the canceled and forfeited shares issued under previous equity participation plans.

All option awards granted during 2014, 2013 and 2012 were issued with exercise prices equal to the closing price of our common stock on the NASDAQ Global Select Market on the dates of the grant. The options under the Equity Plan generally vest over a four-year period from date of grant, and options terminate on the 10th anniversary of the agreement date for all grants issued before January 1, 2013 and on the 7th anniversary of the agreement date for all grants issued after December 31, 2012. Restricted stock awards generally vest over a four-year period from date of the award. Performance stock awards generally vest over two to three years from date of the award based on the expected level of achievement of certain operational goals that will be obtained and adjusted as appropriate to reflect actual shares issued.

Stock-based compensation expense is recognized over the period when the options, restricted stock awards, performance stock awards and our employee stock purchase plan shares vest, which is included in total general and administrative expenses. The following table summarizes the components of stock-based compensation expense recognized in our Consolidated Statement of Income for 2014, 2013 and 2012 (in thousands):

	2014	2013	2012
Total stock-based compensation expense	$8,282	$7,355	$6,344
Tax benefit from stock-based compensation expense	(3,205)	(2,817)	(2,392)

Total stock-based compensation expense, net of tax	$5,077	$4,538	$3,952

As of December 31, 2014, total unrecognized compensation costs related to non-vested stock-based compensation arrangements granted under our Equity Plan and the weighted-average period of years expected to recognize those costs are as follows (dollars in thousands).

	Total Unrecognized Compensation Cost	Weighted-Average Remaining Contractual Term
		(Years)
Stock option	$1,687	5.22

Restricted stock	$6,603	1.16

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model based on the following weighted-average assumptions:

	For Years Ended December 31,
	2014	2013	2012
Risk-free interest rate	1.10%	0.67%	1.21%
Expected volatility	37.11%	40.07%	39.86%
Expected option life (in years)	4.44	4.40	6.16
Expected dividend yield	—%	—%	—%

The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero coupon issues. The expected volatility is largely based on the volatility of our stock price. The expected option life of each award granted was calculated using the “simplified method” in accordance with GAAP.

The grant date fair value of each restricted stock award or performance stock award is based on the closing stock price on the grant date of the award as reported by NASDAQ Global Select Market.

The following table summarizes the stock option activity in our Equity Plan during the year ended December 31, 2014.

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value	Weighted- Average Fair Value
			(Years)	(in 000’s)
Options outstanding as of December 31, 2013	1,380,425	$30.12			$12.56
Changes during period:
Granted	44,885	53.74			17.20
Exercised	(151,008)	25.87			10.99
Cancelled	(39,772)	42.41			17.91
Expired

Options outstanding as of December 31, 2014	1,234,530	$31.10	5.22	$18,661	$12.75

Options exercisable as of December 31, 2014	1,113,763	$29.92	5.07	$18,041	$12.40

The total intrinsic value of stock options exercised during the year ended December 31, 2014 was $2,999,000.

The following table summarizes the restricted stock award and performance stock award activities in our Equity Plan during the year ended December 31, 2014.

	Shares	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value	Weighted- Average Fair Value
		(Years)	(in 000’s)
Restricted/performance stock awards outstanding as of December 31, 2013	212,413			$40.29
Changes during period:
Granted	119,293			51.94
Vested	(55,071)			38.82
Cancelled/Forfeited	(11,416)			43.46

Restricted/performance stock awards outstanding as of December 31, 2014	265,219	1.16	$12,171	$45.69

Note 8. Employee Stock Purchase Plan

We have a nonqualified employee stock purchase plan (ESPP), which authorizes the issuance of up to an aggregate of 306,250 shares of our common stock to eligible employees who meet the service requirements. At the end of each annual offering period under the plan, an automatic purchase of our common stock is made on behalf of the plan’s participants. Eligible employees may purchase common stock through payroll deductions in amounts from $500 to $10,000 per year. Employees may reduce or suspend deductions during the year or withdraw from the plan during the year and receive a refund of their deductions. Stock purchases are made at a price equal to 85% of the fair market value (i.e., closing price of our common stock on the NASDAQ Global Select Market) of a share of our common stock on the first or last day of the offering period, whichever is lower.

For the years ended December 31, the stock-based compensation expense relating to the ESPP was included in general and administrative expenses as follows (in thousands):

	2014	2013	2012
Stock-based compensation expense related to ESPP	$290	$329	$309

Note 9. Earnings Per Share

Basic net income per share is calculated by dividing net income for the period by the weighted-average number of common shares outstanding during the period. Diluted net income per share is calculated by dividing net income for the period by the weighted average number of shares outstanding during the period plus the dilutive effect of our outstanding stock awards and shares issuable under our employee stock purchase plan using the treasury stock method.

The calculations of basic and diluted net income per share for the years ended December 31 are as follows (dollar in thousands, except for per share data):

	2014	2013	2012
Basic:
Net income attributable to common stockholders	$39,020	$41,396	$32,586

Weighted average number of common shares outstanding	17,145,017	16,811,571	16,578,994

Basic net income per share attributable to common stockholders	$2.28	$2.46	$1.97

Diluted:
Net income attributable to common stockholders	$39,020	$41,396	$32,586

Weighted average number of common shares outstanding	17,145,017	16,811,571	16,578,994
Weighted average number of dilutive common share equivalents from options to purchase common stock	474,033	503,188	389,151

Common shares and common share equivalents	17,619,050	17,314,759	16,968,145

Diluted net income per share	$2.21	$2.39	$1.92

Outstanding stock options, which have an exercise price above market or which are anti-dilutive under the treasury stock method, are excluded from our diluted computation. As of December 31, the excluded stock options were as follows:

	2014	2013	2012
Stock options excluded from diluted shares computation	79,635	28,194	430,489

Note 10. Commitments and Contingencies

Leases

We lease certain buildings and equipment under operating leases. Certain building leases contain renewal options. Future minimum rental payments required under operating leases that have initial or remaining non-cancelable leases as of December 31, 2014, are as follows (in thousands):

2015	$4,879
2016	4,648
2017	4,145
2018	3,722
2019	1,426
Thereafter	2,319

$21,139

We do not have contingent rent and sub-lease agreements. Rent expense recorded for years ended December 31 was as follows (in thousands):

	2014	2013	2012
Total rent expense	$4,402	$3,595	$3,330

Regulatory Matters

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. Compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs. We believe that we are in compliance with all applicable laws and regulations. However, we are in litigation with the Department of Justice (DOJ) as discussed under “Government Claim” section below.

We operate in certain states regulated under corporate practice of medicine laws and we believe that we are in compliance with all such laws.

Legal

In the ordinary course of our business, we become involved in pending and threatened legal actions and proceedings, most of which involve claims of medical malpractice related to medical services provided by our affiliated clinicians. We may also become subject to other lawsuits, which could involve significant claims and/or significant defense costs.

We believe, based upon our review of pending actions and proceedings, that the outcome of such legal actions and proceedings will not have a material adverse effect on our business, financial condition, results of operations, or cash flows. The outcome of such actions and proceedings, however, cannot be predicted with certainty and an unfavorable resolution of one or more of them could have a material adverse effect on our business, financial condition, results of operations, or cash flows in a future period.

Government Claim

On June 7, 2010, we received a civil investigative demand (CID) issued by the Department of Justice (DOJ), U.S. Attorney’s Office for the Northern District of Illinois. The CID requested information concerning claims that we have submitted to Medicare and Medicaid. The CID covered the period from January 1, 2003, through June 4, 2010, and requested production of a range of documents relating to our Medicare and Medicaid participation, physician arrangements, operations, billings and compliance programs. We believe we have a strong compliance focus, and that we operate with appropriate billing policies, procedures, provider training, and compliance programs and controls. We produced responsive documents and were in contact with representatives of the DOJ who informed us that the inquiry related to a qui tam whistleblower action filed under court seal in the U.S. District Court for the Northern District of Illinois (Chicago). We also were informed that several state attorneys general were examining our Medicaid claims in coordination with the DOJ.

Though we cooperated with the government’s investigation and would welcome a resolution to this matter, we are now in active litigation with the federal government regarding this matter and intend to contest the case vigorously. On December 6, 2013, the U.S. District Court partially lifted the seal on the civil False Claims Act case related to this investigation. The unsealed portions of the Court docket include the whistleblower’s Complaint, which contains allegations of improper billing to Medicare and Medicaid, a Notice of Election to Intervene filed by the federal government and a Notice of Election to Decline Intervention filed by the State of Illinois and 12 other states that participated in the investigation. On June 16, 2014, the federal government filed its Complaint in Intervention against IPC and several of its subsidiaries in the U.S. District Court. The Complaint in Intervention contains allegations of improper billing to Medicare, Medicaid and other federal programs from January 1, 2003 to the present, seeks to recover treble damages and civil penalties under the civil False Claims Act, and seeks to recover damages under the common law theories of payment by mistake and unjust enrichment. On August 13, 2014, IPC and the IPC subsidiary defendants filed a joint motion to dismiss the Complaint in Intervention or, in the alternative, to sever claims against the defendants. The federal government filed its response on September 18, 2014, to which the defendants replied on September 25, 2014. The court’s decision, which was filed on February 17, 2015, grants the motion to dismiss in part and denies it in part. The Court’s Opinion and Order dismisses the 29 IPC subsidiary and affiliate defendants without prejudice, but the Court denies the request to dismiss IPC, which remains the sole defendant in the lawsuit.

It is not possible to predict when this matter may be resolved, the time or resources that we will need to devote to this litigation, or what impact, if any, the outcome of this matter might have on our consolidated financial position, results of operations, or cash flows.

Derivative Lawsuit

Although the underlying government lawsuit is still in an early stage and no liability has been found by a court, on October 20 and 24, 2014, shareholder derivative lawsuits were filed in the Court of Chancery of the State of Delaware against certain of our current and former directors and officers. We are named as a nominal defendant in both suits. The actions both assert alleged breaches of fiduciary duties related to our billing practices, and incorporate allegations from the False Claims Act case. The lawsuits seek a variety of relief, including monetary damages and injunctive relief. On December 4, 2014, the derivative lawsuits were consolidated into one lawsuit. The litigation is in an early stage and it is not possible to predict when this matter may be resolved, the time or resources that we will need to devote to this litigation, or what impact, if any, the outcome of this matter might have on our consolidated financial position, results of operations, or cash flows.

Liability Insurance

Although we currently maintain liability insurance policies on a claims-made basis, which are intended to cover malpractice liability and certain other claims, the coverage must be renewed annually, and may not continue to be available to us in future years at acceptable costs, and on favorable terms. In addition to the known incidents occurring through December 31, 2014 that have resulted in the assertion of claims, we cannot be certain that our insurance coverage will be adequate to cover liabilities arising out of claims asserted against us in the future where the outcomes of such claims are unfavorable.

We believe that the ultimate resolution of all pending claims, including liabilities in excess of our insurance coverage, will not have a material adverse effect on our financial position, results of operations or cash flows; however, there can be no assurance that future claims will not have a material adverse effect on our business.

Note 11. Quarterly Results of Operations (unaudited)

Following is a summary of our quarterly results of operations for the years ended December 31, 2014 and 2013 (dollars in thousands, except for per share data):

	Dec 31, 2014	Sep 30, 2014	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013
Net revenue	$179,234	$169,757	$172,268	$172,726	$161,600	$149,073	$145,753	$153,091
Income from operations	16,142	14,307	17,576	16,964	15,658	14,791	20,032	17,139
Investment income	1	2	1	1	1	7	3	2
Interest expense	(271)	(361)	(382)	(314)	(217)	(109)	(99)	(115)

Income before income taxes	15,872	13,948	17,195	16,651	15,442	14,689	19,936	17,026
Income tax provision	6,342	5,341	6,586	6,377	5,915	5,626	7,635	6,521

Net income	$9,530	$8,607	$10,609	$10,274	$9,527	$9,063	$12,301	$10,505

Per share data:
Net income per share(1):
Basic	$0.55	$0.50	$0.62	$0.60	$0.56	$0.54	$0.73	$0.63

Diluted	$0.54	$0.49	$0.61	$0.58	$0.54	$0.52	$0.71	$0.61

Weighted average shares:
Basic	17,211,617	17,187,819	17,123,840	17,054,598	16,937,646	16,839,069	16,763,325	16,703,369

Diluted	17,655,522	17,652,892	17,515,938	17,567,583	17,516,086	17,368,426	17,228,173	17,125,940

(1)	Earnings per share are computed independently for each of the quarters presented and therefore may not sum to the total for the year.

Note 12. Subsequent Events (unaudited)

Subsequent to December 31, 2014, we completed four practice acquisitions. On January 2, 2015, we changed our company’s name from IPC The Hospitalist Company, Inc. to IPC Healthcare, Inc.